Exhibit 10.12

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made as of __________, 2019 by and among Unlimited Postal Holdings, LP, a Texas limited partnership, (“Contributor”), Postal Realty LP, a Delaware limited partnership (the “Operating Partnership”), and Postal Realty Trust, Inc., a Maryland corporation (the “REIT”), the sole general partner of the Operating Partnership.

RECITALS

WHEREAS, Contributor is the record and beneficial owner of equity interests in the amount or percentage described on Exhibit A hereto (the “Contributed Interests”) in each of the entities described in Exhibit A hereto (each, a “Contributed Entity” and collectively, the “Contributed Entities”);

WHEREAS, the Contributed Entities are the direct or indirect owners of the properties described on Exhibit A hereto (each a “Property” and collectively, the “Properties”); and

WHEREAS, Contributor desires to contribute the Contributed Interests to the Operating Partnership, and the Operating Partnership desires to acquire the Contributed Interests from Contributor, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the foregoing, and the representations, warranties and other terms contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE CONTRIBUTION

1.1          Contribution of Contributed Interests. Contributor irrevocably agrees to contribute, transfer and assign at the Closing (as defined herein) the Contributed Interests, together with any other interests such Contributor may have in any of the Contributed Entities, and the Operating Partnership agrees to accept transfer of the Contributed Interests and any such other interests pursuant to the terms and subject to the conditions set forth in this Agreement. Contributor shall transfer the Contributed Interests to the Operating Partnership free and clear of all liens, encumbrances, security interests, pledges, voting agreements, prior assignments or conveyances, conditions, restrictions, claims, and any other matters affecting title thereto.

1.2          Consideration.

(a)          Consideration Amount. The total consideration (the “Consideration”) for which Contributor agrees to contribute, transfer and assign the Contributed Interests to the Operating Partnership, and for which the Operating Partnership agrees to pay, issue or deliver to Contributor, subject to the terms of this Agreement, at Closing shall be the amount set forth on Exhibit A as “Total Consideration.” The Consideration may be adjusted, upward or downward, by the amount of any adjustments arising from the Prorations (as defined herein). Any decrease or increase in the Consideration as a result of the Prorations will adjust the Consideration payable hereunder in the form of OP Units pursuant to Section 1.2(a)(2). Contributor shall be credited with Contributor’s share of any cash held by or for the benefit of any Contributed Entity or in respect of any Contributed Interest as of the date of Closing. Contributor shall be responsible for all one time tenant improvement costs, tenant allowances, broker’s fees and commissions and all other costs and expenses associated with existing leases of the Property; provided, however, that the Operating Partnership shall be responsible for all tenant improvement costs, tenant allowances, broker’s fees and commissions and other one-time costs and expenses associated with new leases of the Property entered into after the date of this Agreement with the consent of the Operating Partnership.

(1)         The Operating Partnership shall take each Contributed Interest and Contributed Entity subject to existing indebtedness, and the Contributor shall receive a credit against the Consideration in an amount equal to the principal balance of the existing indebtedness, plus all accrued interest to the Closing Date plus any prepayment premium and any other charges incurred by the Operating Partnership and required by the lender in connection with the transactions contemplated by this Agreement. In addition, the Operating Partnership shall be charged with, and the Contributor shall be credited for, the amount of the sums being held in escrow by the lender and being assigned and transferred to or otherwise acquired by the Operating Partnership.

(2)         The Consideration shall be the issuance to Contributor of a number of common units of limited partnership interests of the Operating Partnership (“OP Units”) equal to (a) (x) the amount set forth on Exhibit A as “Total Consideration” less (y) the amount assumed pursuant to Section 1.2(a)(1), (b) divided by the IPO Price.

(b)          OP Units. Any portion of the Consideration payable hereunder to be in the form of OP Units shall be registered in the name of Contributor. OP Units will not be delivered to Contributor unless Section 2.2(j) hereof is true and correct as of the Closing Date (as defined herein). No fractional OP Units will be issued and OP Units will be rounded to the nearest whole number. The Consideration, whether in cash, in OP Units or a combination thereof, may be reduced by the amount the Operating Partnership reasonably determines must be withheld for tax purposes. The rights and obligations of holders of OP Units as of the Closing will be as set forth in the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”), the form of which was filed as Exhibit 10.1 to the REIT’s Registration Statement on Form S-11 (File No. 333- 230684), which the REIT filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 2, 2019. Although initially the OP Units will not be certificated, certificates, if any, subsequently evidencing the OP Units will bear appropriate legends (i) indicating that the OP Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), (ii) indicating that the Partnership Agreement will restrict the transfer of the OP Units, and (iii) describing the ownership limitations and transfer restrictions imposed by the charter of the REIT with respect to shares of the REIT’s capital stock.

1.3           No Further Interest. Contributor acknowledges and agrees that effective upon the Closing, and without any further action by Contributor, the Contributed Interests shall be transferred, assigned and conveyed to the Operating Partnership, or a subsidiary thereof, and Contributor shall no longer be an equity holder of any of the Contributed Entities, shall no longer be entitled to receive any distributions from any of the Contributed Entities, and shall have no further right, title or interest in any of the Contributed Interests, the Contributed Entities or the Property Entities, other than indirectly through the ownership of any OP Units.

1.4           Tax Consequences to Contributor. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “sell,” “sale,” “purchase,” and “pay,” the parties hereto acknowledge and agree that (i) all indebtedness to be assumed by the Operating Partnership or any of its affiliates pursuant to the transactions contemplated by this Agreement be treated as “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(5); and (ii) therefore, the Contribution be treated as a nontaxable contribution by the Contributor of the Contributed Interests, Contributed Entity or Property to the Operating Partnership under Section 721(a) of the Code, with no gain required to be recognized by the Contributor or any partner in the Contributor as a result thereof. Except as otherwise provided in the Tax Protection Agreement, no Party shall take any position on any tax return that is inconsistent with the foregoing treatment except as required by law.

1.5           Definitions. As used in this Agreement, the following terms have the following meanings:

“Contributor’s Percentage Interest” means, with respect to each Contributed Entity, the percentage set forth on Exhibit A hereto under the heading “Contributed Interest”, which reflects the Contributor’s percentage ownership interest in each Contributed Entity pursuant to and in accordance with the applicable Governing Agreement (as defined herein) of the Contributed Entity.

“IPO” means the underwritten initial public offering of shares of Class A common stock, par value $0.01 per share, of the REIT.

“IPO Price” means the public offering price set forth on the front cover of the final prospectus for the IPO (the “Prospectus”), to be filed by the REIT with the SEC.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the end of the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period ending on the Closing Date.

“Property Entity” means an entity owning a Property, as set forth on Exhibit A hereto.

“Prorations” means those proration and adjustment amounts that are customarily applied to closings of commercial real estate transactions in the county in which the Property is located, which amounts shall be calculated as of midnight (Eastern time) of the day immediately preceding the Closing Date. Contributor shall be entitled to Contributor’s share of all income and responsible for Contributor’s share of all expenses of the Contributed Interest, Contributed Entity and the Property for the period of time up to but not including the Closing Date, and the Operating Partnership shall be entitled to all such income and responsible for all such expenses for the period of time after and including the Closing Date. Without limiting the generality of the foregoing, the following items of income and expense shall be prorated at Closing:

(A)         Taxes. All real estate and personal property taxes and special assessments, if any, with respect to each Property shall be prorated at the Closing;

(B)         Utilities. All telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other expenses relating to a Property, if any, that are obligations of the Property Entity and which are allocable to the period prior to the Closing Date shall be determined and paid, or caused to be paid, by the Property Entity or Contributed Entity before the Closing, if possible, or if such is not determinable before the Closing, then the Parties shall use their commercially reasonable efforts to determine and pay such amounts as promptly as possible following the Closing and the Operating Partnership may withhold from any cash amount of the Consideration payable at the Closing hereunder an amount of cash reasonably estimated to cover any estimated Proration for the items described in this subsection (B);

(C)         Rents. All rents, including, without limitation, base rents, operating expense payments or common area maintenance charges and all other forms of additional rents, payable under the leases for the Property and all other income from the Property shall be prorated at the Closing; and

(D)         Other Items. Any other items of revenue, operating expenses or other items which are customarily prorated between a transferor and transferee of real estate in the county in which the Property is located shall be prorated at the Closing.

“Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement dated ___________, 2019 by and among the REIT, the Operating Partnership and Andrew Spodek.

“Straddle Period” means a taxable period beginning before and ending after the Closing Date.

ARTICLE II

REPRESENTATIONS AND Warranties

2.1          Representations by the Operating Partnership. The Operating Partnership hereby represents and warrants to Contributor that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

(a)          Organization and Power. The Operating Partnership is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the performance by the Operating Partnership of its obligations hereunder have been duly authorized by all requisite action of the Operating Partnership and require no further action or approval of the Operating Partnership’s partners or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Operating Partnership.

(b)          OP Units Validly Issued. The OP Units, when issued in accordance with the terms of this Agreement and the Partnership Agreement, will be duly and validly authorized and issued, free of any preemptive or similar rights, and will be without any obligation to restore capital, except as required by the Delaware Revised Uniform Limited Partnership Act (the “Limited Partnership Act”).

2.2          Representations by Contributor. Contributor hereby represents and warrants to the Operating Partnership that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

(a)          Organization and Power; Due Authorization. Contributor, if an entity or trust, is duly incorporated, formed or organized, validly existing, and in good standing under the laws of its state of incorporation, formation or organization. Contributor has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by Contributor of its obligations hereunder have been duly authorized by all requisite action of Contributor and require no further action or approval of Contributor’s members, partners, stockholders, managers, board of directors, trustees or of any other individuals or entities, as applicable, in order to constitute this Agreement as a binding and enforceable obligation of Contributor. This Agreement, and each agreement, document and instrument executed and delivered by or on behalf of Contributor pursuant to this Agreement, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Contributor, enforceable against Contributor in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(b)          Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by Contributor has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any charter, bylaws, limited liability company agreement, partnership agreement, declaration of trust, mortgage indenture, lien agreement, note, contract, agreement, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Contributor or to any Contributed Interests, any Contributed Entity or any Property Entity.

(c)          Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting Contributor in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (1) in any manner raises any question affecting the validity or enforceability of this Agreement, (2) could materially and adversely affect the business, financial position, or results of operations of Contributor, any Contributed Entity, Property Entity or Property, (3) could adversely affect the ability of Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (4) could create a lien on the Contributed Interests, any part thereof, or any interest therein, or (5) could adversely affect the Contributed Interests, any part thereof, or any interest therein.

(d)          Good Title. Exhibit A accurately sets forth Contributor’s Percentage Interest. Contributor is the sole record and beneficial owner of the Contributed Interests and has full power and authority to convey the Contributed Interests pursuant to the terms of this Agreement. Contributor has good and marketable title to the Contributed Interests. No person has any community property rights, by virtue of marriage or otherwise, with respect to the Contributed Interests. The Contributed Interests are free and clear of all liens, encumbrances, security interests, pledges, voting agreements, prior assignments or conveyances, conditions, restrictions, claims or any other matters affecting title thereto and at the Closing will be contributed to the Operating Partnership free and clear of all liens, encumbrances, security interests, pledges, voting agreements, prior assignments or conveyances, conditions, restrictions, claims or other matters affecting title thereto. No other person or entity has an option to purchase or a right of first refusal to purchase the Contributed Interests nor are there any agreements or understandings with respect to the voting, ownership or disposition of the Contributed Interests that could adversely affect Contributor’s ability to perform its obligations hereunder or the Operating Partnership’s ownership of the Contributed Interests following the Closing.

(e)          Contributed Interests. There are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the Contributed Interests or any equity interest in any Contributed Entity, Property Entity or Property that will be in effect as of the Closing.

(f)          No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery and performance of this Agreement or the transactions contemplated hereby by Contributor has been obtained or will be obtained on or before the Closing Date. Each consent or approval required under any Governing Agreement, contract or agreement of any Contributed Entity, or among the partners, members or stockholders of any Contributed Entity, relating to indebtedness or otherwise, necessary for the execution, delivery and performance of this Agreement and the contribution, acquisition and transfer of the Contributed Interests has been obtained or will be obtained on or before the Closing Date.

(g)          Actions Prior to Closing. From the date hereof until the Closing Date, Contributor shall not take any action or fail to take any action the result of which would (1) have a material adverse effect on the Contributed Interests or the Operating Partnership’s ownership thereof, or any material adverse effect on the assets, business, condition (financial or otherwise), results or operation of any Property or any Contributed Entity or Property Entity after the Closing Date or (2) cause any of the representations and warranties contained in this Section 2.2 to be untrue as of the Closing Date.

(h)          Governing Agreements. Contributor has performed all of its obligations under the partnership agreement, limited liability company agreement, operating agreement, charter and bylaws, as such may have been amended from time to time, as applicable, of each Contributed Entity (each, a “Governing Agreement” and collectively, the “Governing Agreements”).

(i)           Securities Law Matters.

(1)         In deciding to engage in the transactions contemplated by this Agreement, including, if applicable, acquiring OP Units, neither Contributor nor any equity holder thereof is relying upon any representations made to it by the Operating Partnership, or any of its partners, officers, employees, or agents that are not contained herein. Contributor is aware of the risks involved in investing in the OP Units and in the securities issuable upon redemption of the OP Units. Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Agreement and related materials, including the Partnership Agreement. Contributor has received the Partnership Agreement and related materials, including the registration statement filed by the REIT with the Securities and Exchange Commission in connection with the IPO, has reviewed all documents and has had an opportunity to ask questions of, and to receive answers from, the Operating Partnership and the REIT or a person or persons authorized to act on their behalf, concerning the terms and conditions of an investment in the OP Units and the financial condition, affairs, and business of the Operating Partnership and the REIT. Contributor confirms that all documents, records, and information pertaining to its investment in OP Units that have been requested by Contributor have been made available or delivered to Contributor prior to the date hereof.

(2)         Contributor and each equity holder thereof understands that the offer and sale of OP Units have not been registered under any state or federal securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of Contributor contained herein. The OP Units issuable to Contributor are being acquired by Contributor solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and Contributor does not have any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale.

(3)         Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units.

(4)         Contributor understands that no federal agency (including the SEC) or state agency has made or will make any finding or determination as to the fairness of an investment in the OP Units (including as to the value of the Consideration payable in OP Units).

(5)         Contributor understands that there is no established public, private or other market for the OP Units to be issued to Contributor hereunder and it is not anticipated that there will be any public, private or other market for such OP Units in the foreseeable future.

(6)         Contributor understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of OP Units.

(j)           Accredited Investor. If Contributor has elected to receive OP Units as some or all of the Consideration as set forth on Exhibit B, Contributor is an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act, and has previously provided the Operating Partnership and the REIT with a duly executed questionnaire confirming Contributor’s accredited investor status. No event or circumstance has occurred since delivery of such questionnaire to make the statements therein false or misleading.

(k)           Tax Matters. Contributor represents and warrants that it has obtained from its own tax advisors advice regarding the tax consequences of (i) the transfer of the Contributed Interests to the Operating Partnership and the receipt of OP Units and/or cash or deemed assumption of debt as the Consideration therefor, (ii) its admission as a limited partner of the Operating Partnership, if applicable, (iii) any other transaction contemplated by this Agreement and (iv) ownership of OP Units, including the effect of Section 704(c) of the Code. Neither the Operating Partnership nor the REIT has made any representation to Contributor regarding the tax treatment of the transactions contemplated by this Agreement, and Contributor further represents and warrants that it has not relied on the Operating Partnership or the Operating Partnership’s representatives or counsel for any tax advice.

(l)           Bankruptcy with respect to Contributor. No Act of Bankruptcy (as defined below) has occurred with respect to Contributor. As used herein, “Act of Bankruptcy” means if Contributor or any equity holder, partner, manager or director thereof shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of its creditors, (D) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (E) be adjudicated bankrupt or insolvent, (F) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (G) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (H) take any entity action for the purpose of effecting any of the foregoing.

(m)          Brokerage Commission. Contributor has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.

(n)          No Other Ownership. Except for the Contributed Interests, neither Contributor nor any of its affiliates owns any interest in any Property other than through the Contributed Interests.

ARTICLE III

INDEMNIFICATION

3.1          Survival of Representations and Warranties; Remedy for Breach.

(a)          Subject to Section 3.5 hereof, all representations and warranties of Contributor contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to this Agreement shall survive the Closing.

(b)          Subject to the limitations set forth in Section 3.4 hereof, following the Closing, Contributor shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by Contributor pursuant thereto.

3.2          General Indemnification.

(a)          From and after the Closing Date, Contributor shall indemnify, hold harmless and defend the Operating Partnership and the REIT, and their respective officers, directors, employees, stockholders, partners, agents and affiliates (each of which is an “Indemnified Party”), from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, interest, penalties, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of Contributor contained in this Agreement, or in any Schedule, Exhibit, certificate or affidavit delivered by Contributor pursuant thereto. In each case, Contributor shall only bear the fees, costs or expenses in connection with the employment of one counsel and any necessary local counsel (regardless of the number of Indemnified Parties).

(b)          Contributor shall also indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties to the extent resulting a third-party claim relating to the Contributed Interests arising from matters that occurred prior to the Closing.

(c)          With respect to any indemnification claim by an Indemnified Party pursuant to this Section 3.2, to the extent available, the Operating Partnership agrees to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy that covers the matter which is the subject of the indemnification prior to seeking indemnification from Contributor until all proceeds and benefits, if any, to which the Operating Partnership or the Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the Operating Partnership may make a claim under this Section 3.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by Contributor for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse Contributor in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 3.2(a) hereof up to the amount actually paid (or deemed paid) by Contributor to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by Contributor with respect to insurance coverage disputes shall constitute Losses paid by Contributor for purposes of Section 3.2(a) hereof).

3.3          Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article III, the Indemnified Party shall give notice thereof to Contributor, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 3.4 hereof; provided that failure to give notice to Contributor will not relieve Contributor from any liability that it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of Contributor by reason of the inability or failure of Contributor (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to Contributor, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim. The Indemnified Party shall permit Contributor, at Contributor’s option and expense, to assume the defense of any such claim by counsel selected by Contributor and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that Contributor shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a full and complete release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by Contributor. If Contributor shall not have undertaken such defense within 20 days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of Contributor and at Contributor’s sole cost and expense (subject to the limitations in Section 3.4 hereof).

3.4          Limitations on Indemnification Under Section 3.2(a).

(a)          Contributor shall not be liable under Section 3.2(a) hereof unless and until the total amount recoverable by the Indemnified Parties under Section 3.2(a) exceeds one percent (1%) of the value of the aggregate Consideration (valuing OP Units at the IPO Price) and then only to the extent of such excess. Contributor’s total liability for indemnification shall not exceed the Consideration.

(b)          Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of Contributor and subject to the limitations set forth in the following sentence, the Indemnified Parties shall look, first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable) in accordance with Section 3.2(c) above, and then to indemnification under this Article III, (and agree to treat any return of OP Units in satisfaction of indemnification obligations hereunder as an adjustment to the Consideration delivered to Contributor hereunder). Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or in the event of Losses relating to a third-party claim, Contributor shall not be liable to the Indemnified Parties for any indirect, special or consequential damages, loss of profits, taxes relating to tax years beginning on or after the Closing, loss of value or other similar speculative damages asserted or claimed by the Indemnified Parties.

(c)          The limitations in this Section 3.4 shall not apply to any obligations of Contributor with respect to Prorations under this Agreement.

3.5          Limitation Period.

(a)          Any claim for indemnification under Section 3.2 hereof must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the fifth anniversary of the Closing.

(b)          If asserted in writing on or prior to the date specified in Section 3.5(a) hereof for the applicable claim, any claims for indemnification pursuant to Section 3.2 hereof shall survive until resolved by mutual agreement between Contributor and the Indemnified Party or by arbitration or court proceeding.

3.6          Delivery of Indemnity Amounts. Indemnity payments may be made by Contributor in the form of cash or OP Units. To the extent indemnification is made through delivery by Contributor of OP Units, such OP Units shall be valued at an amount per OP Unit equal to the IPO Price. Contributor hereby authorizes the REIT, as general partner of the Operating Partnership, to take all such action as may be necessary to amend the Partnership Agreement, and any exhibits or schedules thereto, to reflect the delivery of any OP Units by Contributor to the Operating Partnership as an indemnification payment hereunder and to reflect that Contributor has no further right, title or interest with respect to any such OP Units.

ARTICLE IV

COVENANTS

4.1          Covenants of Contributor.

(a)          Satisfaction of Conditions. Contributor hereby covenants that Contributor shall: (A) use commercially reasonable efforts and diligence in order to satisfy all of the conditions to the Closing set forth herein, and (B) cooperate and assist in the Operating Partnership’s efforts to satisfy all of the conditions to the Closing set forth herein, and agrees that the Operating Partnership shall not have any obligation to consummate the Closing hereunder unless and until such conditions have been satisfied or waived by the Operating Partnership in writing.

(b)          Consent to Transfers. Contributor hereby consents to the transfer of, and waives any rights of first refusal, right of first offer, buy-sell agreements, put, option or similar parallel or dissenter rights or similar rights afforded to Contributor under the Governing Agreements or otherwise with respect to any equity ownership interest in any Contributed Entity, Property Entity or Property or any other company or property being contributed or transferred to the Operating Partnership pursuant to a separate contribution or other agreement.

(c)          No Disposition or Encumbrance of Contributed Interests. From the date hereof through the Closing, except as specifically contemplated by this Agreement, Contributor shall not, without the prior written consent of the Operating Partnership: (i) sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of the Contributed Interests or all or any portion of its interest in any Property Partnership or Property; or (ii) mortgage, assign, pledge or otherwise encumber in any manner the Contributed Interests, the Property Entity or the Property.

(d)          Ordinary Course of Business. From the date hereof through the Closing, and except as specifically contemplated by this Agreement, Contributor shall, to the extent within its control, cause each Contributed Entity and Property Entity to conduct its business in the ordinary course of business consistent with past practice, and shall, to the extent within its control, not permit any Contributed Entity or any Property Entity without the prior written consent of the Operating Partnership, to: (i) enter into any material transaction not in the ordinary course of business; (ii) mortgage, pledge or encumber any assets of the Contributed Entity any Property Entity or any Property, (iii) cause or permit any change to the existing use of any Property; (iv) cause or take any action that would render any of the representations or warranties set forth herein untrue; (v) file an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat the Contributed Entity as an association taxable as a corporation for federal income tax purposes; (vi) make or change any other tax elections; (vii) settle or compromise any claim, notice, audit report or assessment in respect of taxes; (viii) change any annual tax accounting period; (ix) adopt or change any method of tax accounting; (x) file any amended return, report or form (including an election, declaration, amendment, schedule, information return or attachment thereto) required to be filed with a governmental authority with respect to taxes (each, a “Tax Return”); (xi) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax; (xii) surrender any right to claim a tax refund; (xiii) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment; or (xiv) make any distribution to its partners or members, except for cash distributions in the ordinary course of business consistent with past practices or as permitted by this Agreement.

4.2          Tax Matters.

(a)          Tax Returns.

(A)         Pre-Closing Tax Periods. Contributor shall prepare and timely file all Tax Returns (other than amended Tax Returns) of the Contributed Entities for any Pre-Closing Tax Periods, and Contributor shall remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Periods. Such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by law, and on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date). For the avoidance of doubt, the Operating Partnership will have authority to sign any Tax Returns relating to the Contributed Entities that are filed after the Closing Date.

(B)         Straddle Periods and Post-Closing Periods. The Operating Partnership shall prepare and timely file all Tax Returns of the Contributed Entities for all taxable periods other than the Pre-Closing Tax Periods, and the Operating Partnership shall remit or cause to be remitted any Taxes due in respect of such taxable periods. At least 45 days prior to the deadline for the filing of any Tax Return for a Straddle Period (and before the Operating Partnership files such Tax Return), the Operating Partnership shall furnish to Contributor a draft of such Tax Return and Contributor shall have the right to review, provide written comments on, and approve the portion of such draft Tax Return that relates to Taxes allocable to the portion of the Straddle Period for which Contributor is responsible.

(b)          Tax Matters. Contributor shall pay and indemnify, without duplication, the Operating Partnership for the following Taxes (and all related Adverse Consequences, including all out-of-pocket expenses incurred in defending an audit or other claim relating to such Taxes):

(A)         all such Taxes resulting from a breach of any representation in Section 1.14 of the Representations, Warranty and Indemnity Agreement or a breach of any provision of this Section 4.2;

(B)         with respect to such Taxes attributable to any Pre-Closing Tax Period: (i) all such Taxes of the Contributed Entities; (ii) all such Taxes of any other Person that the Contributed Entities are liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred in such Pre-Closing Tax Period; and (iii) all Taxes resulting from a Contributed Entity being a member of, or leaving, during a Pre-Closing Tax Period, an affiliated group of corporations that files a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes; and

(C)         with respect to such Taxes attributable to any Straddle Period: (i) the Taxes of a Contributed Entity attributable to the portion of such Straddle Period that ends on the Closing Date, as determined under Section 4.2(c); and (ii) the Taxes of any other person that a Contributed Entity is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred on or before the Closing Date, as determined under Section 4.2(c).

For the avoidance of doubt, the indemnification obligations of the Contributor under this Section 4.2 shall not be subject to the amount limitations set forth in Article III.

(c)          Allocation of Taxes. For purposes of determining the amount of Taxes that relate to Pre-Closing Tax Periods and Straddle Periods for purposes of any obligation to indemnify for Taxes under Section 4.2(b) the parties agree to use the following conventions:

(A)         Taxes in the form of interest, penalties, additions to tax or other additional amounts that are actually incurred, accrued, assessed or similarly charged on or after the Closing Date but that relate to Taxes that accrued on or before the Closing Date shall be treated as occurring prior to the Closing Date;

(B)         Except for Taxes for which the Operating Partnership is responsible hereunder and for real estate taxes (apportioned pursuant to Section 1.5), for all Taxes that are payable with respect to any Straddle Period, the portion of such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date using the following conventions:

(1)         in the case of such Taxes resulting from, or imposed on, net or gross income, Taxes resulting from, or imposed on, any sale, receipt, use, transfer or assignments of property or other asset, or Taxes resulting from, or imposed on, any payment or accrual of any amounts (including, without limitation, dividends, interest, or wages), the amount allocated to the portion of the period ending on the Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Period if such person filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” methodology for allocating items of such Tax Return; and

(2)         in the case of all other such Taxes, the amount allocated to the portion of the period ending on the Closing Date shall equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(d)          Survival. The obligations of Contributor to pay or indemnify for a Tax under this Section 4.2 shall expire upon the expiration of the applicable statute of limitations (after taking into account any waiver, extension, tolling, or mitigation thereof) of the underlying Tax; provided, however, to the extent that Contributor’s obligation to pay a Tax arises under a contract or other agreement or arrangement, Contributor’s obligations under this Section 4.2 shall not expire until sixty (60) days after the expiration of such Contributor’s obligation to pay such Tax under the contract or other agreement or arrangement. All other obligations of Contributor under this Section 4.2 shall survive until fully performed.

(e)          Contributor and the Operating Partnership shall provide each other with such cooperation and information relating to any of the Contributed Interests, the Contributed Entities, their subsidiaries, the Property Entities or the Properties as the parties reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes, or (iv) performing tax diligence, including with respect to the impact of this transaction on the REIT’s tax status as a REIT. Such reasonable cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Operating Partnership shall promptly notify Contributor upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the income, properties or operations of any of the Contributed Entities, their subsidiaries, the Property Entities or their subsidiaries or with respect to any Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case, which may affect the liabilities for taxes of Contributor with respect to any tax period ending before or as a result of the Closing. Contributor shall promptly notify the Operating Partnership in writing upon receipt by Contributor or any of its affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of any of the Contributed Entities, the Property Entities or their subsidiaries or with respect to any Property. Each of the Operating Partnership and Contributor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date; provided, that Contributor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which such Contributor has acknowledged liability (except as a partner of the Operating Partnership) for the payment of any additional tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor Contributor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its affiliates (other than on Contributor or any of its affiliates as a partner of the Operating Partnership) without the consent of the other party, such consent not to be unreasonably withheld. Contributor and the Operating Partnership shall retain all Tax Returns, schedules and work papers with respect to the Contributed Entities, the Property Entities, their subsidiaries, and the Properties, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Tax Returns and other documents relate and until the final determination of any tax in respect of such years.

(f)          For purposes of allocating items of income, gain, loss and deduction with respect to the Property and/or the Contributed Interests in the manner required by Section 704(c) of the Code, the Operating Partnership shall employ, and shall cause any entity controlled by the Operating Partnership which holds title to the Property or the Contributed Interests to employ, the “traditional method” (without curative allocations) as set forth in Treasury Regulations section 1.704-3(b)(1).

4.3          Relationship to Contributed Entities. Contributor and the Operating Partnership acknowledge and agree that, from and after the Closing, Contributor shall no longer be a member, partner, stockholder or equity owner, or, if applicable, managing member or general partner, of any Contributed Entity and shall have no rights or benefits under any Governing Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO THE CLOSING

5.1          Conditions to the Operating Partnership’s Obligation. In addition to any other conditions set forth in this Agreement, the Operating Partnership’s obligation to consummate the Closing is subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 5.1, all of which shall be conditions precedent to the Operating Partnership’s obligations under this Agreement.

(a)          IPO. The IPO, in such form and substance as the REIT, in its sole and absolute discretion, shall have determined to be acceptable, shall have been completed (or be completed simultaneously with the Closing).

(b)          Formation Transactions. The formation transactions described in the Prospectus shall have occurred or be scheduled to occur contemporaneously with the Closing hereunder.

(c)          Representations and Warranties. The representations and warranties made by Contributor pursuant to this Agreement, as well as those contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct as of the Closing as though such representations and warranties were made at the Closing and, if requested by the Operating Partnership, Contributor shall have delivered a certificate to the Operating Partnership to such effect in regard to Contributor’s representations and warranties set forth in this Agreement.

(d)          Performance. Contributor shall have performed and complied with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing, including having delivered each of the items set forth in Section 6.2 hereof.

(e)          Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that restrains, prohibits or otherwise invalidates the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(f)          Consents and Approvals. All necessary approvals and consents of governmental and private parties, including, without limitation, all ground lessors, tenants, other parties to service contracts, lenders and ratings agencies, partners, members or stockholders of any Contributed Entity, Property Entity or their subsidiaries, to effect the transactions contemplated by this Agreement, shall have been obtained.

(g)          Reliance on Regulation D. If Contributor has elected to receive OP Units, the Operating Partnership shall, based on the advice of its counsel and the representations made by Contributor in Contributor’s Investor Questionnaire, be reasonably satisfied that the issuance of OP Units to Contributor may be made without registration under the Securities Act in reliance on Regulation D under the Securities Act.

(h)          Representation, Warranty and Indemnity Agreement. Each of the parties thereto shall have entered into the Representation, Warranty and Indemnity Agreement.

(i)          No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change with respect to any of the Contributed Interests or any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of any Property, Property Entity or Contributed Entity.

(j)          Tenant and Lender Estoppels. The Operating Partnership shall have received tenant and lender estoppels in form and substance satisfactory to the Operating Partnership and its counsel.

5.2          Conditions to Contributor’s Obligation. In addition to any other conditions set forth in this Agreement, Contributor’s obligation to consummate the Closing is subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 5.2, all of which shall be conditions precedent to Contributor’s obligations under this Agreement.

(a)          Representations and Warranties. The representations and warranties made by the Operating Partnership pursuant to this Agreement shall be true and correct as of the Closing as though such representations and warranties were made at the Closing.

(b)          Performance. The Operating Partnership shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

(c)          Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

ARTICLE VI

CLOSING AND CLOSING DOCUMENTS

6.1          Closing. The consummation and closing of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place at the offices of Hunton Andrews Kurth LLP in New York, New York, or such other place as the Operating Partnership may designate, promptly following satisfaction of the conditions to the Closing set forth herein (the “Closing Date”), or as otherwise set by agreement of the parties.

6.2          Contributor’s Deliveries. At the Closing, Contributor shall deliver the following to the Operating Partnership in addition to all other items required to be delivered to the Operating Partnership by Contributor:

(a)          Assignment of Contributed Interests. An Assignment, in substantially the form of Exhibit B attached hereto.

(b)          Execution of Partnership Agreement. If Contributor has elected to receive OP Units, signature pages of the Partnership Agreement duly executed by Contributor, as limited partner.

(c)          FIRPTA Certificate. An affidavit from Contributor certifying pursuant to Section 1445 and Section 1446(f) of the Code that Contributor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder).

(d)          Other Documents. Any other document or instrument reasonably requested by the Operating Partnership or required hereby.

6.3          Default Remedies. If Contributor defaults in performing any of Contributor’s obligations under this Agreement, the Operating Partnership shall have all rights and remedies available to it at law or in equity resulting from Contributor’s default, including without limitation, the right to seek specific performance of this Agreement and Contributor’s obligation to convey the Contributed Interests to the Operating Partnership hereunder. The parties acknowledge and agree that the failure of a condition precedent to occur, notwithstanding the good faith and commercially reasonable efforts of the applicable party, shall not be a default hereunder.

ARTICLE VII

MISCELLANEOUS

7.1          Notices. Any notice provided for by this Agreement and any other notice, demand, or communication required hereunder shall be in writing and either delivered in person (including by confirmed facsimile transmission) or sent by hand delivered against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

Operating Partnership:

Postal Realty LP

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: Andrew Spodek

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219

Attention: James V. Davidson

Fax No.: 804-787-8035

Contributor:

Unlimited Postal Holdings, LP

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: Andrew Spodek

Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

7.2          Entire Agreement; Third-Party Beneficiaries. This Agreement, including, without limitation, the exhibits hereto, constitutes the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any person other than the parties hereto.

7.3          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4          Governing Law.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

(b)          Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c)          If one or more parties shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

7.5          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Each party may rely upon the facsimile or electronic pdf email signature of any other party as if such signature were an original signature.

7.6          Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

7.7          Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

7.8          Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.9          Waiver of Conditions. The conditions to each party’s obligations hereunder are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been entered into effective as of the date first written above.

CONTRIBUTOR:

UNLIMITED POSTAL HOLDINGS LP, a Texas limited partnership

By:
Name: Andrew Spodek
Title:

OPERATING PARTNERSHIP:

POSTAL REALTY LP, a Delaware limited partnership

By:	Postal Realty Trust, Inc.
its general partner

By:
Name:
Title:

REIT

POSTAL REALTY TRUST, INC., a Maryland corporation

By:
Name:
Title: